Exhibit 10.1

THIS THIRD AMENDMENT AGREEMENT, dated as of December 19, 2006 (this “Third Amendment”) is by and between, National Australia Bank Limited, New York Branch (the “Bank”), XL Capital Ltd, a company incorporated under the laws of the Cayman Islands, X,L. America, Inc., a Delaware corporation, XL Insurance (Bermuda) Ltd, a Bermuda limited company, and XL Re Ltd, a Bermuda limited liability company (collectively, the “Account Parties” and each an “ Account Party”)

WITNESSETH,

WHEREAS, the Account Parties each have requested that the Bank amend that certain Master Standby Letter of Credit and Reimbursement Agreement dated as of September 30, 2005 (as amended by that certain amendment agreement dated as of December 30, 2005 and that certain Second Amendment Agreement dated as of May 26, 2006, the “Agreement”), effective as of the date hereof (the “Amendment Effective Date”) in order to extend the Termination Date and to make such other changes as set forth herein; and

WHEREAS, the Bank is willing, on the terms and conditions set forth below, to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings specified in the Agreement.

SECTION 2. Amendments to the Agreement.

A.  As set forth in Section 1 of the Agreement, the Termination Date, as amended hereby, shall be December 31, 2007;

B.  Section 4 of the Agreement shall be deleted in its entirety and replaced with the following:

4. The Account Parties agree, jointly and severally, to pay to the Bank, quarterly in arrears on the last business day of each March, June, September and December and commencing December 30, 2006, (i) a facility fee which shall accrue at a rate per annum equal to 0.05% on the Commitment amount (whether used or unused); and (ii) letter of credit fees which shall accrue at a rate per annum equal to 0.25% of the amount available to be drawn under each Letter of Credit. All fees payable hereunder shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed (including the first day but excluding the last).

SECTION 3. Conditions to Effectiveness. This Third Amendment shall become effective as of the Amendment Effective Date upon the due execution and delivery thereof by the parties hereto.

SECTION 4. Representations and Warranties. In order to induce the Bank to enter into this Third Amendment, each Account Party hereby represents and warrants to the Bank on behalf of itself: (i) the representations and warranties contained in the Agreement are true and correct on and as of the Amendment Effective Date as though made on and as of such date, except for changes which have occurred and which were not prohibited by the terms of the Agreement; (ii) no Event of Default or other event or condition which, with notice or the lapse of time or both, would give rise to an Event of Default has occurred and is continuing, or would result from the execution, delivery and performance by such

Account Party of this Third Amendment or the Agreement (as amended by this Third Amendment); (iii) that such Account Party has full power, right and legal authority to execute, deliver and perform its obligations under this Third Amendment; and (iv) that each of this Third Amendment and the Agreement as amended hereby constitutes a legal, valid and binding obligation of such Account Party enforceable against such Account Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium, or similar laws affecting the enforcement of rights of creditors generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 5. Reference to and Effect on the Documents. Each reference in the Agreement to “this Agreement”, “hereunder”, “hereof’, “herein” or words of like import, and each reference to the Agreement in documents related to the Agreement, shall mean and be a reference to the Agreement as amended hereby. Except as specifically amended hereby, the Agreement and all such related documents, and all other documents, agreements, instruments or writings entered into in connection therewith, shall remain in full force and effect and are hereby ratified, confirmed and acknowledged by each Account Party, severally on behalf of itself.

SECTION 6. Governing Law. This Third Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without regard to its conflict of laws principles.

SECTION 7. Counterparts. This Third Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Third Amendment by signing any such counterpart. Delivery of any executed counterpart of this Third Amendment by facsimile or electronically shall constitute effective delivery thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NATIONAL AUSTRALIA BANK LIMITED
(ABN 12 004 044 937), New York Branch

By:  /s/ Clinton Johnson
        Name: Clinton Johnson
        Title:   Senior Vice President

XL CAPITAL LTD By: /s/ Simon Rich Name: Simon Rich Title: Senior Vice President and Controller	XL INSURANCE (BERMUDA) LTD By: /s/ C. Stanley Lee Name: C. Stanley Lee Title: Senior Vice President, Chief Financial Officer

X.L. AMERICA, INC. By: /s/ Kenneth P. Meagher Name: Kenneth P. Meagher Title: Vice President and Assistant Secretary	XL RE LTD By: /s/ Andrew Turnbull Name: Andrew Turnbull Title: Senior Vice President